Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW.

February 18, 2021

To: Issachar Ohana, EVP WW Sales, CEVA, Inc. (the “Company”)

From: Gideon Wertheizer, CEO

Re: 2021 Incentive Plan

This document outlines your Incentive Plan for 2021. The rules and guidelines for the plan are contained herein.

1.

Compensation Package: Your compensation package is made up of a base salary and an Incentive Bonus (“IB”) component. The IB provides reward for successful performance and is based on (a) the Company’s annual Revenue Target (the “CRT”), (b) Corporate Quarterly Revenue Target (the “CQRT”) and (c) Strategic Accounts (the “SA”), each as further detailed below.

A.     Company Revenue Target (“CRT”)     $[***]

i.	Revenue-Based Incentive Target: $165,000
ii.	Commission Rate: [***]
iii.

Commission Multiplier: The commission multipliers are set forth in the table below. The commission multipliers to be used in the quarterly commission calculation will be based on your percent of cumulative quota achievement after achieving the CRT target.

Percent of Cumulative Quota Achievement	Commission Multiplier to be Applied
From 0 to 100%	1.0
From 100% and above	1.5

While the CRT is based on the Company’s annual Revenue Target, the IB payment is calculated on a quarterly basis, based on bookings that have been invoiced and recognized as revenue by the Company, and paid after the end of the respective quarter as soon as reasonably practical.

B.	$5,000 payment each quarter based on achievement of the following CQRT:

i.	Q1 $[***]
ii.	Q2 $[***]
iii.	Q3 $[***]
iv.	Q4 $[***]

C.	$6,000 payment based on each new license agreement with predetermined royalty per chip with the following Strategic Account (SA).
Note: royalty per chip relates to the lowest bracket of a royalty scheme.
[***]

Payments are calculated on an annual basis, based on bookings that have been invoiced and recognized as revenue by the Company, and paid as is practically possible.

The total bonus payment due for SA deals will be capped at $30,000 as long as the annual revenue achieved by the Company is below the CRT. The cap for SA bonus will be removed if the annual revenue achieved by the Company exceeds the CRT.

2.

Effective date/terms: This plan is effective for January 1, 2021 through December 31, 2021, unless modified in writing by the CEO. This plan supersedes all prior commission plans. Management reserves the right to make any changes to the sales incentive plan at any time.

3.

Plan Eligibility: This plan applies to full time sales personnel. If you resign, your employment is terminated, or you otherwise cease to be an employee of the Company, you will be entitled to IB payment based on any revenue amount invoiced up to the date of termination.

I have read and understand the 2021 Incentive Plan. I have received a copy of the plan for my record. I accept the terms and conditions of the plan as outlined above and agree that my compensation will be determined according to these terms and conditions.

/s/ Issachar Ohana	2/18/2021
Issachar Ohana, EVP Worldwide Sales	Date

/s/ Gideon Wertheizer	2/18/2021
Gideon Wertheizer, CEO	Date

CC: Finance
HR, Employee File